News Release

Tutor Perini Appoints Leonard Rejcek to Lead Building Group

LOS ANGELES – (BUSINESS WIRE) – June 12, 2017 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced that Leonard J. Rejcek has joined the Company as President and Chief Executive Officer of the Building Group. Mr. Rejcek brings over 33 years of construction experience and most recently served as President and Chief Operating Officer of Manhattan Construction Company, where he directed numerous nationally recognized megaprojects. Mr. Rejcek holds a B.S. in Building Construction from Texas A&M University and has been recognized as a distinguished alumnus of the Texas A&M School of Architecture.

Mr. Rejcek succeeds Craig W. Shaw, who has transitioned out of his former role as President and Chief Executive Officer of the Building Group. Mr. Shaw will work closely with Mr. Rejcek to ensure an orderly transition and assume a new role with the Company as an Executive Vice President focusing on preconstruction services and large project pursuits.

Ronald Tutor, Chairman and Chief Executive Officer, commented, “I would like to welcome Leonard to our executive management team and look forward to his leadership and contributions as we continue to grow our successful Building business. I also want to thank Craig for his many years of dedicated service and the contributions he has made to the success of the Company.”

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations and Corporate Communications

www.tutorperini.com